Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Robert Gross
Executive Chairman
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Effie Veres
Media: Kelly Whitten
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES SECOND QUARTER

FISCAL 2016 FINANCIAL RESULTS

~ Second Quarter Sales Increase 8% to a Record $239.2 Million ~

~ Second Quarter Net Income Increases 16% to a Record $18.9 Million; Record EPS of $.57 ~

~ Initiates Third Quarter Fiscal 2016 EPS Guidance of $.53 to $.58 ~

~ Narrows Fiscal 2016 EPS Guidance Range to $2.07 to $2.17 ~

ROCHESTER, N.Y. – October 22, 2015 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its second quarter ended September 26, 2015.

Second Quarter Results

Sales for the second quarter of fiscal 2016 increased 8.1% to a record $239.2 million as compared to $221.3 million for the second quarter of fiscal 2015. The total sales increase for the second quarter of $17.9 million was due primarily to an increase in sales from new stores of $18.5 million, including sales from recently acquired stores of $17.5 million, and a comparable store sales increase of 2.1%, partially offset by a reduction in sales from stores that have been closed, including BJ’s locations. Comparable store sales increased approximately 11% for alignments, 3% for tires and exhaust, 2% for brakes and were flat for maintenance services and front end/shocks.

Gross margin increased to 42.1% in the second quarter from 40.4% in the prior year, largely due to the benefit of lower material costs as a percentage of sales, increased payroll efficiency and leverage of distribution and occupancy costs. Total operating expenses were $66.6 million, or 27.9% of sales, as compared to $60.5 million, or 27.4% of sales, for the same period of the prior year. Second quarter’s operating expenses include higher due diligence costs of $.01 per share related to potential acquisitions.

Operating income for the quarter increased 17.9% to $34.1 million from $28.9 million in the second quarter of fiscal 2015. Interest expense was $3.8 million as compared to $2.8 million in the second quarter of fiscal 2015.

Net income for the second quarter increased 15.6% to a record $18.9 million from $16.3 million in the prior year period. Diluted earnings per share for the quarter increased 14.0% to $.57, achieving the midpoint of the Company’s estimated guidance range of $.54 to $.59. This compares to diluted earnings per share of $.50 in the second quarter of fiscal 2015. Net income for the second quarter of fiscal 2016 reflects an effective tax rate of 38.0%, as compared to 38.1% for the prior year period.

The Company opened 35 locations and closed five locations during the second quarter, ending the quarter with 1,029 Company-operated stores and 142 franchised Car-X stores.

John Van Heel, President and Chief Executive Officer stated, “We are pleased that our focus on sales growth and margin improvement, along with the strong performance of our recent acquisitions, drove a 2.1% increase in comparable store sales, 120 basis points of operating margin expansion and 16% growth in net income. Sales trends have strengthened into October, with positive comparable store sales of approximately 4.2% month-to-date. Overall, we remain confident in our business model and in our ability to increase market share and deliver strong overall sales and earnings growth, regardless of the consumer or operating environment.”

First Six Month Results

For the six-month period, sales increased 8.4% to $475.7 million from $438.8 million in the same period of the prior year. Comparable store sales increased .8% and operating margin expanded 90 basis points to 14.2% of sales. Net income for the first six months of fiscal 2016 increased 13.3% to $37.7 million, or $1.14 per diluted share, as compared to $33.3 million, or $1.01 per diluted share in the comparable period of fiscal 2015.

Acquisitions Update

In the second quarter, the Company completed its previously announced acquisition of 31 stores in New York, Pennsylvania, and Massachusetts, filling-in existing markets. Combined, the 31 stores are expected to add approximately $31 million in annualized sales, representing an expected sales mix of 60% service and 40% tires. The acquisitions are expected to be breakeven to slightly accretive in fiscal 2016, as a result of the Company’s ability to quickly leverage existing distribution in these markets.

Fiscal 2016 acquisitions completed year-to-date represent a total of $35 million in annualized sales and include the acquisition of Car-X, a chain of 146 franchised locations in ten states. As previously announced, the Company expects Car-X to be slightly accretive to earnings per share in fiscal 2016.

Company Outlook

Based on current visibility, business and economic trends, and the recently completed acquisitions, the Company now anticipates fiscal 2016 sales to be in the range of $955 to $970 million versus the previous guidance range of $950 to $970 million. Fiscal 2016 sales guidance reflects a comparable store sales increase of 1.5% to 2.5%. The Company has also narrowed fiscal 2016 diluted earnings per share guidance to the range of $2.07 to $2.17, compared to previous guidance of $2.00 to $2.20. This compares to earnings per share of $1.88 in fiscal 2015, representing earnings per share growth of 10% to 15% year-over-year, on top of a 40% increase in the prior two years. Due to the strong performance of recent acquisitions, fiscal 2016 earnings per share guidance now assumes $.14 to $.18 in contribution from recent acquisitions, compared to previous guidance of $.12 to $.17. Fiscal 2016 guidance includes higher due diligence costs versus fiscal 2015. This estimate is based on 33.1 million weighted diluted average shares outstanding.

For the third quarter of fiscal 2016, the Company anticipates sales to be in the range of $247 to $254 million and comparable store sales to increase 2.0% to 4.0%. The Company expects diluted earnings per share for the third quarter to be between $.53 and $.58, as compared to $.49 in the prior year period. The third quarter fiscal 2016 earnings per share guidance assumes higher due diligence costs related to potential acquisitions.

Mr. Van Heel concluded, “We are encouraged by the improvement in our traffic and comparable store sales, which combined with the successful integration of our recent acquisitions, has helped us deliver significant operating margin expansion in the first six months of the fiscal year. As we move forward, we will continue to actively manage our business through this choppy environment to drive strong bottom line results. Looking ahead, we remain very encouraged by the opportunities we see to complete additional attractive acquisitions in the second half of fiscal 2016. Overall, we are confident that our long-term strategic plan and the flexibility of our business model will continue to deliver market share gains and strong shareholder returns.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, October 22, 2015 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-505-4375 and using the required pass code 5543603. A replay will be available approximately two hours after the recording through Thursday, November 5, 2015 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com. An archive will be available at this website through November 5, 2015.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn, Ken Towery’s Tire and Auto Care, The Tire Choice and Car-X. The Company currently operates 1,027 Company stores in 25 states and is the franchisor of 142 Car-X stores in ten states. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 28, 2015.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal September
	2015	2014	% Change
Sales	$239,155	$221,299	8.1%
Cost of sales, including distribution and occupancy costs	138,430	131,827	5.0%

Gross profit	100,725	89,472	12.6%
Operating, selling, general and administrative expenses	66,626	60,545	10.0%

Operating income	34,099	28,927	17.9%
Interest expense, net	3,758	2,772	35.6%
Other income, net	(97)	(227)	(57.0)%

Income before provision for income taxes	30,438	26,382	15.4%
Provision for income taxes	11,566	10,052	15.1%

Net income	$18,872	$16,330	15.6%

Diluted earnings per share:	$.57	$.50	14.0%

Weighted average number of diluted shares outstanding	33,160	32,778
Number of stores open (at end of quarter)	1,029	1,003

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Six Months Ended Fiscal September
	2015	2014	% Change
Sales	$475,675	$438,806	8.4%
Cost of sales, including distribution and occupancy costs	275,232	259,311	6.1%

Gross profit	200,443	179,495	11.7%
Operating, selling, general and administrative expenses	132,737	121,158	9.6%

Operating income	67,706	58,337	16.1%
Interest expense, net	7,150	4,908	45.7%
Other income, net	(203)	(305)	(33.6)%

Income before provision for income taxes	60,759	53,734	13.1%
Provision for income taxes	23,088	20,472	12.8%

Net income	$37,671	$33,262	13.3%

Diluted earnings per share	$1.14	$1.01	12.9%

Weighted average number of diluted shares outstanding	33,142	32,783

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	September 26, 2015	March 28, 2015
Current Assets
Cash	$1,303	$7,730
Inventories	134,543	129,727
Other current assets	48,458	37,827

Total current assets	184,304	175,284
Property, plant and equipment, net	343,214	326,752
Other non-current assets	470,301	405,758

Total assets	$997,819	$907,794

Liabilities and Shareholders’ Equity
Current liabilities	$155,879	$155,793
Capital leases and financing obligations	160,322	133,145
Other long-term debt	145,000	122,543
Other long-term liabilities	27,705	22,702

Total liabilities	488,906	434,183
Total shareholders’ equity	508,913	473,611

Total liabilities and shareholders’ equity	$997,819	$907,794